Exhibit 99.1

First Foundation Announces 2018 Third Quarter Financial Results

•	Earnings per share of $0.33 for the third quarter
•	Net interest margin expanded 29 basis points to 3.12% for the third quarter, as compared to the second quarter of 2018
•	Revenue grew 43% in third quarter as compared to prior year third quarter
•	Loan to deposit ratio of 95.3% at September 30, 2018 as compared to 106.5% at June 30, 2018

IRVINE, CA – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), announced today its financial results for the quarter and nine months ended September 30, 2018. As we present certain non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Use of Non-GAAP Financial Measures.”

“We had a great quarter as evidenced by strong results across key metrics of our business,” said Scott F. Kavanaugh, CEO. “As we finalize the steps related to the remixing of our balance sheet, which included the securitization of $622 million in loans, we have already begun to experience early benefits and expect more to come in future quarters. Overall I am very pleased with where we stand as we enter the fourth quarter and 2019.”

Highlights

Financial Results:

•	2018 third quarter compared to 2017 third quarter:
o	Net interest income was $43.7 million, an increase of 54%
o	Total revenues were $54.8 million, an increase of 43%
o	Income before taxes was $20.9 million as compared to $14.2 million
o	Earnings were $14.7 million as compared to $9.6 million
o	Earnings per fully diluted share were $0.33 as compared to $0.27
•	2018 year to date compared to 2017 year to date:
o	Net interest income was $114.2 million, an increase of 39%
o	Total revenues were $141.3 million, an increase of 29%
o	Income before taxes was $40.2 million as compared to $37.6 million
o	Earnings were $28.8 million as compared to $25.3 million
o	Earnings per fully diluted share were $0.69 as compared to $0.73
•	2018 Financial ratios:
o	Return on average tangible equity of 13.9% for the third quarter and 9.8% for the first nine months
o	Return on average assets of 1.02% for the third quarter and 0.74% for the first nine months
o	Efficiency ratio of 61.9% for the third quarter and 65.9% for the first nine months as compared to 68.4% for the first six months of 2018.
o	Total tangible shareholders’ equity of $431 million, tangible book value of $9.71 per share, and tangible common equity to tangible assets of 8.04%, in each case, as of September 30, 2018

Other Activity:

•	Loan originations totaled $368 million for the third quarter and $1.3 billion for the first nine months of 2018.
•	$622 million of loans were sold in the third quarter of 2018, with a gain of $1.4 million.
•	As a result of the remix of the balance sheet, our commercial real estate loan concentrations decreased significantly

•	Nonperforming assets to total assets ratio of 0.24% at September 30, 2018
•	Deposits increased by $1.2 billion during the first nine months of 2018, including $478 million of deposits added from the Premier Business Bank (“PBB”) acquisition.
•	Federal Home Loan Bank (FHLB) advances decreased by $431 million to $197 million at September 30, 2018.
•	Assets under management (“AUM”) at FFA were $4.3 billion at September 30, 2018, an increase of $93 million during the third quarter.
•	Trust revenues increased by $0.3 million during the first nine months of the year.

“We had another solid quarter at the bank,” said David DePillo, President of First Foundation Bank. “Loan originations were in line with the cyclicality expected in the third quarter and our deposit franchise continues to bring in new deposits across our branch, specialty, and wholesale channels.”

Details

•

Total loans, including loans held for sale, increased $633 million in the first nine months of 2018 as a result of $1.3 billion of originations and $523 million of loans added from the PBB acquisition, which were partially offset by the sale of $676 million of multifamily loans and payoffs or scheduled payments of $553 million.

•

The $748 million growth in deposits during the first nine months of 2018 (excluding the deposits acquired in the PBB acquisition) included branch deposits growth of $112 million, specialty deposits growth of $38 million and wholesale deposits growth of $598 million.

“The increase in the net interest margin during the third quarter was due primarily to the addition of $1.1 billion of higher yielding loans during the second quarter of  2018, the realization of $1.5 million of credit and yield discounts on the payoff of acquired loans as well as reductions in our cash holdings and borrowing balances,” said John Michel, CFO.

About First Foundation

First Foundation, a financial institution founded in 1990, provides personal banking, business banking and private wealth management. The Company has offices in California, Nevada and Hawaii with headquarters in Irvine, California. For more information, please visit www.firstfoundationinc.com.

We have two business segments, “Banking” and “Investment Management and Wealth Planning” (“Wealth Management”). Banking includes the operations of FFB and First Foundation Insurance Services, and Wealth Management includes the operations of FFA. The financial position and operating results of the stand-alone holding company, FFI, are included under the caption “Other” in certain of the tables that follow, along with any consolidation elimination entries.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to the risk that the balance sheet remixing may not be completed as planned on a timely basis or at all; the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that we will not be able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; the risk that the economic recovery in the United States will stall or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in Item 1A, entitled “Risk Factors” in our 2017 Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that we filed with the SEC on March 16, 2018, and other documents we file with the SEC from time to time. We urge readers of this news release to review the Risk Factors section of that Annual Report and the Risk Factors section of other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2017 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

jmichel@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS - Unaudited

(in thousands, except share and per share amounts)

	September 30, 2018	December 31, 2017
ASSETS

Cash and cash equivalents	$54,935	$120,394
Securities available-for-sale (“AFS”)	779,870	519,364
Loans held for sale	−	154,380

Loans, net of deferred fees	4,450,859	3,663,727
Allowance for loan and lease losses (“ALLL”)	(19,000)	(18,400)
Net loans	4,431,859	3,645,327

Investment in FHLB stock	17,250	19,060
Deferred taxes	18,956	12,143
Premises and equipment, net	8,890	6,581
Real estate owned (“REO”)	1,997	2,920
Goodwill and intangibles	99,721	33,576
Other assets	32,804	27,440
Total Assets	$5,466,282	$4,541,185

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$4,668,707	$3,443,527
Borrowings	232,000	678,000
Accounts payable and other liabilities	34,576	24,707
Total Liabilities	4,935,283	4,146,234

Commitments and contingencies	−	−
Shareholders’ Equity
Common Stock, par value $.001: 70,000,000 shares authorized; 44,430,121 and 38,207,766 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	44	38
Additional paid-in-capital	431,199	314,501
Retained earnings	114,332	85,503
Accumulated other comprehensive income (loss), net of tax	(14,576)	(5,091)
Total Shareholders’ Equity	530,999	394,951

Total Liabilities and Shareholders’ Equity	$5,466,282	$4,541,185

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017

Interest income:
Loans	$53,345	$31,236	$135,851	$87,709
Securities	3,579	3,023	10,576	9,180
FHLB Stock, fed funds sold and deposits	1,123	619	3,437	2,001
Total interest income	58,047	34,878	149,864	98,890

Interest expense:
Deposits	11,442	4,899	25,398	12,103
Borrowings	2,879	1,539	10,221	4,394
Total interest expense	14,321	6,438	35,619	16,497

Net interest income	43,726	28,440	114,245	82,393

Provision for loan losses	9	701	4,147	1,862

Net interest income after provision for loan losses	43,717	27,739	110,098	80,531

Noninterest income:
Asset management, consulting and other fees	7,228	6,900	21,497	19,672
Gain on sale of loans	1,364	1,962	419	4,312
Other income	2,512	1,001	5,154	3,359
Total noninterest income	11,104	9,863	27,070	27,343

Noninterest expense:
Compensation and benefits	17,577	14,117	51,391	42,855
Occupancy and depreciation	5,590	3,801	14,524	11,094
Professional services and marketing costs	2,271	1,479	6,580	5,115
Customer service costs	4,854	2,229	11,449	4,241
Other expenses	3,675	1,767	12,993	7,010
Total noninterest expense	33,967	23,393	96,937	70,315

Income before taxes on income	20,854	14,209	40,231	37,559
Taxes on income	6,147	4,629	11,402	12,250
Net income	$14,707	$9,580	$28,829	$25,309

Net income per share:
Basic	$0.33	$0.28	$0.70	$0.75
Diluted	$0.33	$0.27	$0.69	$0.73
Shares used in computation:
Basic	44,405,094	34,565,949	41,288,804	33,671,327
Diluted	44,852,107	35,259,632	41,790,656	34,599,813

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Selected Income Statement Data:
Net interest income	$43,726	$28,440	$114,245	$82,393
Provision for loan losses	9	701	4,147	1,862
Noninterest Income:
Asset management, consulting and other fees	7,228	6,900	21,497	19,672
Gain on sale of loans	1,364	1,962	419	4,312
Other	2,512	1,001	5,154	3,359
Noninterest expense	33,967	23,393	96,937	70,315
Income before taxes	20,854	14,209	40,231	37,559
Net income	14,707	9,580	28,829	25,309
Net income per share:
Basic	$0.33	$0.28	$0.70	$0.75
Diluted	0.33	0.27	0.69	0.73

Selected Performance Ratios:
Return on average assets - annualized	1.02%	0.96%	0.74%	0.89%
Return on average equity - annualized	11.2%	11.7%	8.5%	11.0%
Return on average tangible equity – annualized(1)	13.9%	11.8%	9.8%	11.1%
Net yield on interest-earning assets	3.12%	2.90%	2.97%	2.92%
Efficiency ratio (2)	61.9%	61.1%	65.9%	64.1%
Noninterest income as a % of total revenues	20.3%	25.7%	19.2%	24.9%

Other Information:
Loan originations	$368,089	$410,276	$1,339,125	$1,225,979
Charge-offs (recoveries) / average loans - annualized	− %	− %	0.11%	(0.01)%

(1)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.

(2)	Efficiency Ratio is a non-GAAP financial measure: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	September 30, 2018	December 31, 2017
Selected Balance Sheet Data:
Cash and cash equivalents	$54,935	$120,394
Loans held for sale	−	154,380
Loans, net of deferred fees	4,450,859	3,663,727
ALLL	19,000	18,400
Total assets	5,466,282	4,541,185
Noninterest-bearing deposits	1,372,745	1,097,196
Interest-bearing deposits	3,295,962	2,346,331
Borrowings	232,000	678,000
Shareholders’ equity	530,999	394,951

Selected Capital Data:
Tangible common equity to tangible assets(3)	8.04%	8.02%
Tangible book value per share(3)	$9.71	$9.46
Shares outstanding at end of period	44,430,121	38,207,766

Other Information:
Assets under management (end of period)	$4,303,247	$4,296,077
Number of employees	486	394
Loan to deposit ratio	95.3%	110.9%
Nonperforming assets to total assets	0.24%	0.31%
Ratio of ALLL to loans(4)	0.50%	0.54%

(3)	Tangible common equity and tangible book value are non-GAAP financial measures. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.
(4)	This ratio excludes loans acquired in an acquisition as GAAP requires estimated credit losses for acquired loans to be recorded as discounts to those loans.

FIRST FOUNDATION INC.

SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended September 30,				For the Nine Months Ended September 30,
	2018		2017		2018		2017
Banking:
Interest income		$58,047		$34,877		$149,864		$98,889
Interest expense		13,786		6,210		34,049		16,062
Net interest income		44,261		28,667		115,815		82,827
Provision for loan losses		9		701		4,147		1,862
Noninterest income		5,079		3,955		8,586		10,636
Noninterest expense		27,530		17,333		76,896		51,506
Income before taxes on income		$21,801		$14,588		$43,358		$40,095

Wealth Management:
Noninterest income		$6,260		$6,133		$18,920		$17,334
Noninterest expense		5,189		5,096		16,333		15,328
Income before taxes on income		$1,071		$1,037		$2,587		$2,007

Other and Eliminations:
Interest income	$	−	$	−	$	−	$	−
Interest expense		535		228		1,570		435
Net interest income		(535)		(228)		(1,570)		(435)
Noninterest income		(235)		(224)		(436)		(627)
Noninterest expense		1,248		964		3,708		3,481
Loss before taxes on income		$(2,018)		$(1,416)		$(5,714)		$(4,543)

FIRST FOUNDATION INC.

ROLLING INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended
	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018

Interest income:
Loans	$31,236	$33,998	$38,971	$43,535	$53,345
Securities	3,023	3,227	3,422	3,575	3,579
FHLB Stock, fed funds sold and deposits	619	686	926	1,388	1,123
Total interest income	34,878	37,911	43,319	48,498	58,047

Interest expense:
Deposits	4,899	5,340	5,872	8,084	11,442
Borrowings	1,539	1,346	3,179	4,163	2,879
Total interest expense	6,438	6,686	9,051	12,247	14,321

Net interest income	28,440	31,225	34,268	36,251	43,726

Provision for loan losses	701	900	1,688	2,450	9

Net interest income after provision for loan losses	27,739	30,325	32,580	33,801	43,717

Noninterest income:
Asset management, consulting and other fees	6,900	7,038	7,181	7,088	7,228
Gain on sale of loans	1,962	2,717	545	(1,490)	1,364
Other income	1,001	1,621	1,256	1,386	2,512
Total noninterest income	9,863	11,376	8,982	6,984	11,104

Noninterest expense:
Compensation and benefits	14,117	13,703	17,169	16,645	17,577
Occupancy and depreciation	3,801	4,302	4,171	4,763	5,590
Professional services and marketing costs	1,479	2,572	2,489	1,820	2,271
Customer service costs	2,229	2,800	2,771	3,824	4,854
Other expenses	1,767	5,284	2,388	6,930	3,675
Total noninterest expense	23,393	28,661	28,988	33,982	33,967

Income before taxes on income	14,209	13,040	12,574	6,803	20,854
Taxes on income	4,629	10,767	3,598	1,657	6,147
Net income	$9,580	$2,273	$8,976	$5,146	$14,707

Net income per share:
Basic	$0.28	$0.06	$0.23	$0.13	$0.33
Diluted	$0.27	$0.06	$0.23	$0.12	$0.33
Shares used in computation:
Basic	34,565,949	36,890,085	38,577,271	40,820,006	44,405,094
Diluted	35,259,632	37,500,952	39,124,732	41,332,192	44,852,107

FIRST FOUNDATION INC.

ROLLING SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended
	September 30, 2017	December 31, 2017	March 31, 2018		June 30, 2018		September 30, 2018
Banking:
Interest income	$34,877	$37,912		$43,319		$48,498		$58,047
Interest expense	6,210	6,468		8,520		11,743		13,786
Net interest income	28,667	31,444		34,799		36,755		44,261
Provision for loan losses	701	900		1,688		2,450		9
Noninterest income	3,955	5,380		2,557		950		5,079
Noninterest expense	17,333	22,484		21,811		27,555		27,530
Income before taxes on income	$14,588	$13,440		$13,857		$7,700		$21,801

Wealth Management:
Noninterest income	$6,133	$6,221		$6,414		$6,246		$6,260
Noninterest expense	5,096	5,141		5,817		5,327		5,189
Income before taxes on income	$1,037	$1,080		$597		$919		$1,071

Other and Eliminations:
Interest income	$-	$-	$	−	$	−	$	−
Interest expense	228	218		531		504		535
Net interest income	(228)	(218)		(531)		(504)		(535)
Noninterest income	(224)	(226)		(11)		(212)		(235)
Noninterest expense	964	1,036		1,360		1,100		1,248
Loss before taxes on income	$(1,416)	$(1,480)		$(1,880)		$(1,816)		$(2,018)

FIRST FOUNDATION INC.

SELECTED INFORMATION: INTEREST MARGIN - Unaudited

(in thousands, except percentages)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017

Average Balances:
Loans	$4,929,164	$3,345,159	$4,418,421	$3,174,155
Securities	516,057	481,741	519,181	496,756
Total interest-earnings assets	5,609,150	3,930,860	5,123,591	3,758,127
Deposits: interest-bearing	3,224,812	2,157,282	2,731,577	2,043,584
Deposits: noninterest-bearing	1,520,153	1,013,753	1,354,188	842,312
Borrowings	482,753	454,273	675,435	588,590

Average Yield / Rate
Loans	4.32%	3.73%	4.10%	3.69%
Securities	2.77%	2.51%	2.72%	2.46%
Total interest-earnings assets	4.13%	3.55%	3.90%	3.51%
Deposits (interest-bearing only)	1.41%	0.90%	1.24%	0.79%
Deposits (noninterest and interest-bearing)	0.96%	0.61%	0.83%	0.56%
Borrowings	2.37%	1.34%	2.02%	1.00%
Total interest-bearing liabilities	1.53%	0.98%	1.40%	0.84%

Net Interest Rate Spread	2.60%	2.57%	2.50%	2.67%

Net Yield on Interest-earning Assets	3.12%	2.90%	2.97%	2.92%

	For the Quarter Ended
	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018

Average Balances:
Loans	$3,345,159	$3,584,283	$3,942,402	$4,372,853	$4,929,164
Securities	481,741	502,477	519,259	522,263	516,057
Total interest-earnings assets	3,930,860	4,208,592	4,620,086	5,130,667	5,609,150
Deposits: interest-bearing	2,157,282	2,274,163	2,322,051	2,637,945	3,224,812
Deposits: noninterest-bearing	1,013,753	1,244,750	1,220,435	1,318,684	1,520,153
Borrowings	454,273	367,701	735,024	811,301	482,753

Average Yield / Rate:
Loans	3.73%	3.79%	3.96%	3.98%	4.32%
Securities	2.51%	2.57%	2.64%	2.74%	2.77%
Total interest-earnings assets	3.55%	3.60%	3.76%	3.78%	4.13%
Deposits (interest-bearing only)	0.90%	0.93%	1.03%	1.23%	1.41%
Deposits (noninterest and interest-bearing)	0.61%	0.60%	0.67%	0.82%	0.96%
Borrowings	1.34%	1.45%	1.75%	2.06%	2.37%
Total interest-bearing liabilities	0.98%	1.00%	1.20%	1.42%	1.53%

Net Interest Rate Spread	2.57%	2.60%	2.56%	2.36%	2.60%

Net Yield on Interest-earning Assets	2.90%	2.97%	2.96%	2.83%	3.12%

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•

The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income and may exclude one-time items of income or expense. For the nine months ended September 30, 2018, $3.8 million of expenses related to the acquisition of Premier Business Bank were excluded from expenses for purposes of computing the efficiency ratio.

•

Tangible common equity (also referred to as tangible book value or tangible equity) and tangible assets, are equal to common equity and assets, respectively, less $99.7 million and $33.6 million of goodwill and intangible assets as of September 30, 2018 and December 31, 2017, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.

•

Average tangible equity is equal to average common equity less $100.0 million and $2.0 million of average goodwill and intangible assets for the quarters ended September 30, 2018 and September 30, 2017, respectively; and less $60.0 million and $2.1 million of average goodwill and intangible assets for the nine months ended September 30, 2018 and September 30, 2017, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.

Discussion of Changes in Results of Operations and Financial Position

Quarter Ended September 30, 2018 as Compared to Quarter Ended September 30, 2017

Our net income and income before taxes in the third quarter of 2018 were $14.7 million and $20.9 million, respectively, as compared to $9.6 million and $14.2 million, respectively, in the third quarter of 2017. The $6.6 million increase in income before taxes was the result of a $7.2 million increase in income before taxes for Banking which was partially offset by a $0.6 million increase in corporate interest and noninterest expenses. The increase in Banking was due to higher net interest income, a lower provision for loan losses and higher noninterest income which were partially offset by higher noninterest expenses. Corporate interest expenses increased $0.3 million due to increases in balances outstanding and increased rates on our holding company line of credit. Corporate noninterest expenses increased $0.3 million due to higher consulting costs.

Our effective tax rate for the third quarter of 2018 was 29.5% as compared to 32.6% for the third quarter of 2017 and as compared to our statutory tax rate of 29.0%. As a result of reduced federal tax rates, our statutory tax rate decreased from 41.6% in 2017 to 29.0% in 2018. During the third quarter of 2017, we realized a 976 basis point reduction in our effective tax rate related to excess tax benefits resulting from the exercise or vesting of stock awards.

Net interest income for Banking increased 54% from $28.7 million in the third quarter of 2017, to $44.3 million in the third quarter of 2018 due to a 43% increase in interest-earning assets and an increase in the net yield on interest earning assets. On a consolidated basis our net yield on interest earning assets was 3.12% for the third quarter of 2018 as compared to 2.90% in the third quarter of 2017. This increase was due to a 50% increase in the amount of noninterest bearing deposits and an increase in the net interest rate spread from 2.57% in the third quarter of 2017 to 2.60% in the third quarter of 2018. The increase in the net interest rate spread was due to an increase in the yield on interest-earnings assets which was partially offset by an increase in the cost of interest-bearing liabilities. The yield on interest-earning assets increased as new originations and acquired loans added to the portfolio bear interest rates higher than the current portfolio rates as a result of increases in market rates, the realization of $1.5 million of credit and yield discounts on the payoff of acquired loans as well as reductions in our lower yielding cash holdings. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates, and increased costs of borrowings as the average rate on FHLB advances increased from 1.20% in the third quarter of 2017 to 2.09% in the third quarter of 2018. The average balance outstanding under the holding company line of credit increased from $19.4 million in the third quarter of 2017 to $36.8 million in the third quarter of 2018, and the average rate increased by over 100 basis points, resulting in a $0.3 million increase in corporate interest expense.

The provision for loan losses in the third quarter of 2018 was negligible as compared to $0.7 million in the third quarter of 2017. The lack of provision in the third quarter of 2018 was due to the resolution of problem loans in the second quarter of 2018 and the reduction in outstanding loan balances as the result of the sale of $622 million of loans in the third quarter of 2018.

Noninterest income in Banking in the third quarter of 2018 was $5.1 million as compared to $4.0 million in the third quarter of 2017 due to an increase in loan and prepayment fees, trust fees and deposit fees, which were partially offset by a lower gain on sale of loans as a result of rising market rates. In the third quarter of 2018, the weighted average rate of the multifamily loans sold was 3.83%, which is significantly below current market rates.

Noninterest expense in Banking increased from $17.3 million in the third quarter of 2017 to $27.5 million in the third quarter of 2018, due to increases in staffing and costs associated with the Bank’s expansion, including the acquisition of Community 1st Bank (“C1B”) in November 2017 and Premier Business Bank (“PBB”) in June 2018, and the growth of its balances of loans and deposits. Compensation and benefits for Banking increased $3.4 million or 34% during the third quarter of 2018 as compared to the third quarter of 2017 due to salary increases and an increase in the number of full time equivalent employees (“FTE”) in Banking, which increased to 420.8 in the third quarter of 2018 from 315.7 in the third quarter of 2017 as a result of the increased staffing related to the acquisitions and additional personnel added to support the growth in loans and deposits. The $1.8 million increase in occupancy and depreciation for Banking in the third quarter of 2018 as compared to the third quarter of 2017 was due to costs related to the acquisitions and increases in our data processing costs due to increased volumes and the implementation of enhancements. The $0.5 million increase in professional services and marketing was the result of increased information technology costs related to the acquisitions and recoveries of legal costs realized in the third quarter of 2017. Customer service costs for Banking increased from $2.2 million in the third quarter of 2017 to $4.9 million in the third quarter of 2018 due primarily to increases in the earnings credit rates paid on the balances, which reflect the increases in short term market rates during the third quarter of 2018 when compared to the third quarter of 2017. The $2.0 million increase in other expenses for Banking in the third quarter of 2018 when compared to the third quarter of 2017 was due to additional costs related to the acquisitions, primarily amortization of core deposit intangibles and FDIC insurance.

Nine Months Ended September 30, 2018 as Compared to Nine Months Ended September 30, 2017

Our net income and income before taxes in the first nine months of 2018 were $28.8 million and $40.2 million, respectively, as compared to $25.3 million and $37.6 million, respectively, in the first nine months of 2017. The $2.7 million increase in income before taxes was due to a $3.3 million increase in income before taxes for Banking, a $0.6 million increase in income before taxes for Wealth Management and a $1.1 million increase in corporate interest expenses. The increase in Banking was due to higher net interest income which was partially offset by a higher provision for loan losses, lower noninterest income and higher noninterest expenses. The increase in Wealth Management was due to higher noninterest income which was partially offset by higher noninterest expenses. Corporate interest expenses increased $1.1 million due to increases in balances outstanding and increased rates on our holding company line of credit.

Our effective tax rate for the nine months of 2018 was 28.3% as compared to 32.6% for the first nine months of 2017. As a result of reduced federal tax rates, our statutory tax rate decreased from 41.6% in 2017 to 29.0% in 2018. During the first nine months of 2017 we realized a 982 basis point reduction in our effective tax rate related to excess tax benefits resulting from the exercise or vesting of stock awards.

Net interest income for Banking increased 40% from $82.8 million in the first nine months of 2017, to $115.8 million in the first nine months of 2018 due to a 36% increase in interest-earning assets and an increase in the net yield on interest earning assets. On a consolidated basis our net yield on interest earning assets was 2.97% for the first nine months of 2018 as compared to 2.92% during the first nine months of 2017. This increase was due to a 61% increase in the amount of noninterest bearing deposits which was partially offset by a decrease in the net interest rate spread from 2.67% for the first nine months of 2017 to 2.50% in the first nine months of 2018. The decrease in the net interest rate spread was due to an increase in the cost of interest-bearing liabilities which was partially offset by an increase in the yield on interest-earnings assets. The yield on interest-earning assets increased to 3.90% for the first nine months of 2018 from 3.51% for the first nine months of 2017 as new originations and acquired loans added to the portfolio bear interest rates higher than the current portfolio rates as a result of increases in market rates and the realization of $1.6 million of credit and yield discounts on the payoff of acquired loans. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates, and increased costs of borrowings as the average rate on FHLB advances increased from 0.92% in the first nine months of 2017 to 1.81% in the first nine months of 2018. The average balance outstanding under the holding company line of credit increased from $12.4 million in the first nine months of 2017 to $37.7 million in the first nine months of 2018, and the average rate increased by 88 basis points, resulting in a $1.1 million increase in corporate interest expense.

The provision for loan losses in the first nine months of 2018 was $4.1 million as compared to $1.9 million in the first nine months of 2017. The $4.1 million provision for loan losses in the first nine months of 2018 was due to growth in our loan balances and the $3.5 million of chargeoffs in the first nine months of 2018. The $1.9 million provision for loan losses in 2017 was primarily due to increases, excluding acquired loans, in loan balances.

Noninterest income in Banking in the first nine months of 2018 was $8.6 million as compared $10.6 million in the first nine months of 2017 as decreases in the gain on sale of loans was offset by higher loan, deposit and trust fees. In the first nine months of 2017 we realized a $4.3 million gain on sale of loans as compared to $0.4 million in the first nine months of 2018 as rising market interest rates resulted in lower gains on sale. As a result of higher levels of prepayments and increases related to the acquisitions of C1B and PBB, loan fees and deposits fees increased from $2.4 million in the first nine months of 2017 to $4.0 million in the first nine months of 2018. Noninterest income for Wealth Management increased by $1.6 million in the first nine months of 2018 when compared to the first nine months of 2017 due to higher levels of AUM.

Noninterest expense in Banking increased from $51.5 million in the first nine months of 2017 to $76.9 million in the first nine months of 2018, due to increases in staffing and costs associated with the Bank’s expansion, including the acquisition of C1B in November 2017 and PBB in September 2018, and the growth of its balances of loans and deposits. Compensation and benefits for Banking increased $8.1 million or 27% during the first nine months of 2018 as compared to the first nine months of 2017 due to salary increases and an increase in the number of FTE in Banking, which increased to 373.4 in the first nine months of 2018 from 303.8 in the first nine months of 2017 as a result of the increased staffing related to the acquisitions of C1B and PBB and additional personnel added to support the growth in loans and deposits. A $3.3 million increase in occupancy and depreciation for Banking in the first nine months of 2018 as compared to the first nine months of 2017 was due to costs related to the acquisitions of C1B and PBB and increases in our data processing costs due to increased volumes and the implementation of enhancements. The $1.0 million increase in professional services and marketing in Banking was due to a $1.8 million recovery of legal costs realized in the first nine months of 2017 which were offset by lower legal costs, excluding the recovery, incurred in the first nine months of 2018 and higher costs related to the acquisitions of C1B and PBB. Customer service costs for Banking increased $7.2 million in the first nine months of 2018 as compared to the first nine months of 2017 due primarily to increases in the earnings credit rates paid on the balances, which reflect the increases in short term market rates during the first nine months of 2018 when compared to the first nine months of 2017. The $5.8 million increase in other expenses for Banking in the first nine months of 2018 when compared to the first nine months of 2017 were due to $3.8 million of acquisition costs related to the PBB acquisition and due to additional activities related to the acquisitions, primarily amortization of core deposit intangibles and FDIC insurance. The increase in noninterest expense for Wealth Management was due to salary increases, legal costs and increases in referral fees due to higher levels of AUM.

Quarter Ended September 30, 2018 as Compared to Quarter Ended June 30, 2018

Our net income and income before taxes in the third quarter of 2018 were $14.7 million and $20.9 million, respectively, as compared to $5.1 million and $6.8 million, respectively, in the second quarter of 2018. Income before taxes increased by $14.1 million and $0.2 million for Banking and Wealth Management, respectively. The increase in Banking was due to higher net interest income, a lower provision for loan losses and higher noninterest income.

Our effective tax rate for the third quarter of 2018 was 29.5% as compared to 24.4% for the second quarter of 2018 and as compared to our statutory tax rate of 29.0%. During the second quarter of 2018, we realized a 347 basis point reduction in our effective tax rate related to excess tax benefits resulting from the exercise or vesting of stock awards.

Net interest income for Banking increased 20% from $36.8 million in the second quarter of 2018 to $44.3 million in the third quarter of 2018 due to a 9% increase in interest-earning assets and a 10% increase in our net yield on interest earning assets. On a consolidated basis our net yield on interest earning assets was 3.12% for the third quarter of 2018 as compared to 2.83% in the second quarter of 2018. This increase was due to an increase in the net interest rate spread from 2.36% in the second quarter of 2018 to 2.60% in the third quarter of 2018. The increase in the net interest rate spread was due to an increase in yield on total interest-earning assets, which increased from 3.78% in the second quarter of 2018 to 4.13% in the third quarter of 2018, which was partially offset by an increase in the cost of interest-bearing liabilities, which increased from 1.42% in the second quarter of 2018 to 1.53% in the third quarter of 2018. The yield on interest-earning assets increased as a result of (a) new loans added to the portfolio, including $1.1 billion of loans added during the second quarter of 2018, that bear interest rates higher than the current portfolio rates as a result of increases in market rates; (b) a decrease in the proportion of lower yielding cash balances to total interest-earning assets; and (c) the recognition in interest income of $1.5 million of credit and yield discounts on the payoff of acquired loans in the third quarter of 2018. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates, and increased costs of borrowings as the average rate on FHLB advances increased from 1.89% in the second quarter of 2018 to 2.09% in the third quarter of 2018.

The provision for loan losses in the third quarter of 2018 was negligible as compared to $2.5 million in the second quarter of 2018. The provision for the second quarter of 2018 was primarily related to the $3.5 million of chargeoffs recognized in that period.

Noninterest income in Banking increased from $1.0 million in the second quarter of 2018 to $5.1 million in the third quarter of 2018. In the second quarter of 2018, we recognized a $1.5 million net mark to market charge on loans held for sale while a $1.4 million gain was realized on the sale of these loans in the third quarter of 2018. Loan and servicing fees were $0.9 million higher during the third quarter primarily as a result of an increase in prepayment fees.

Noninterest expense in Banking was approximately $27.5 million in both the second and third quarters of 2018 as increases in compensation and benefits, occupancy and depreciation and customer service costs were offset by a reduction in other expenses. In the second quarter of 2018, $3.6 million of one-time costs related to the acquisition of PBB were recorded with no commensurate amount in the third quarter of 2018. Instead, the $0.9 million increases in in compensation and benefits and in occupancy and depreciation, and the $0.7 million of higher costs in other expenses (excluding the second quarter one-time costs) were related to the operations of PBB being included for all three months of the third quarter as compared to only one month in the second quarter. Customer service costs for Banking increased $1.0 million in the third quarter of 2018 as compared to the second quarter of

2018 due to increases balances and increases in the earnings credit rates paid on the balances, which reflect the increases in short term market rates.

Changes in Financial Position

We completed a remix of our balance sheet during the third quarter of 2018 whereby we sold $622 million of multifamily loans through a securitization and purchased $331 million of securities issued in the securitization. As a result, lower yielding loans were removed from our loan portfolio, cash holdings being held for regulatory liquidity purposes were replaced with higher yielding securities and our multifamily loan concentrations and loan to deposit ratios were reduced. As part of this process, to mitigate against increases in interest rates on these loans, we entered into a swap agreement which was closed out upon completion of the sale of loans. As a result of the swap, our interest income on loans was reduced by $0.8 million for the period in which the swap was in place while we the value of the swap at close out was $5.9 million, which offset decreases in the value of the loans sold during the period in which the swap was in place.

During the first nine months of 2018, total assets increased by $925 million primarily due to increases in loans, including the balances related to the PBB acquisition and securities. As a result of the PPB acquisition, we acquired $523 million in loans and $478 million in deposits. Loans and loans held for sale increased by $633 million as a result of the acquisition of PBB and $1.3 billion of originations which were partially offset by the sale of $676 million of multifamily loans and payoffs or scheduled payments of $553 million. Securities increased by $281 million as $360 million of purchases were partially offset by principal paydowns and sales of $67 million and decreases in the market value resulting from rising interest rates. Deposits increased by $1.2 billion as a result of the acquisition of PBB and as our branch deposits, specialty deposits and wholesale deposits increased by $112 million, $38 million and $598 million, respectively. As a result of the remix of our balance sheet and our success in raising deposits, Bank borrowings decreased to $197 million at September 30, 2018 from $628 million at December 31, 2017. During the first quarter of 2018, the Company sold 0.6 million shares of its common stock through its at-the-market offering at an average price of $18.46 per share, generating net proceeds of $11.3 million. At September 30, 2018, the outstanding balance on the holding company line of credit was $35 million as compared to $50 million at December 31, 2017.

Our credit quality remains strong as our ratio of non-performing assets to total assets is at 0.24% at September 30, 2018. We recorded $3.5 million of loan chargeoffs, net of recoveries, in the first nine months of 2018 as compared to $0.2 million of recoveries in corresponding period in 2017. The ratio of the allowance for loan and lease losses to loans, excluding loans acquired in acquisitions, was 0.50% at September 30, 2018 and 0.54% at December 31, 2017.